Exhibit 99.1

Pacific Ventures Group Closes Acquisition of a California

Food Distribution Company OR Seaport Meat Company

Resulting in a Combined Company with $33 Million Annual Revenue

LOS ANGELES, CA - GlobeNewswire - December X, 2018 – Pacific Ventures Group, Inc. (OTC: PACV), a food and beverage holding company specializing in the distribution of consumer food, beverage and alcohol-related products, today announced the closing of its previously announced planned acquisition of a California food distribution company. The acquired business, Seaport Meat Company, generated approximately $28 million revenue over the past year, while serving customers in California and nearby states. Seaport Meat is focused on food, frozen foods and other related products, primarily in southern California.

Ms. Shannon Masjedi, Pacific Venture Group’s Chief Executive Officer, commented, “We are extremely excited to enter this next phase for our business with the closing of the acquisition of Seaport Meat Company. We believe this transaction puts us at a major inflection point in building a significant food distribution platform company. We look forward to integrating the businesses, identifying operating efficiencies and accelerating our revenue growth.”

With the acquisition complete, the Company has a larger customer base, expanded range of products, an expanded network of retail and institutional accounts and an annual revenue base of $33 million. Management believes that additional revenue opportunities will present themselves with the combination of the two companies, as synergies have already been identified for increased food product distribution.

About Pacific Ventures Group, Inc.

Pacific Ventures Group, Inc. (OTC: PACV) is focused on expansion within the consumer products, food, beverage and alcohol-related industries. For more information on PACV, please visit www.pacvgroup.com. (You need to be at least 21 years of age (legal age to consume alcohol) to visit the section of the web site dedicated to SnöBar.)

Safe Harbor Statement

Forward-Looking Statement: This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include but are not limited to, the inability of the company to obtain financing sufficient to maintain its operations and execute its acquisition strategy; the inherent uncertainties associated with smaller reporting companies; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investors Contact:

P- 917-658-7878

ir@pacvgroup.com